HYNES & HOWES INSURANCE COUNSELORS, INC.
                                 Balance Sheet
                             June 30, 1999 and 1998
                                  (Unaudited)

                                                           June 30,
                                                   1999              1998
         Assets
Current Assets:
  Cash in Bank                              $    45,605       $    46,958
  Other Current Assets                           10.111             5,805
    Total Current Assets                    $    55,716       $    52,763

Investments:
  Investment in Affiliated Company          $     2,720       $     2,720
  Contracts Receivable-Real Estate              522,364           592,263
  Real Estate on Hand                           102,883            33,728
    Total Investments                       $   627,967       $   628,711

      Total Assets                          $   683,683       $   681,474

         Liabilities and Stockholders' Equity

Current Liabilities:
  Buyers Escrow                                   7,664             9,600
    Total Current Liabilities               $     7,664       $     9,600

      Total Liabilities                     $     7,664       $     9,600

Stockholders' Equity:
  Capital Stock, no par value, 100,000,000 shares
    authorized, 11,260,675 shares issued    $ 3,780,765       $ 3,780,765
  Paid in Capital                                   100               100
  Retained Earnings (Deficit)                (3,071,594)       (3,075,739)
  Treasury Stock, at cost                       (33,252)          (33,252)

    Total Stockholders' Equity              $   676,019       $   671,874

    Total Liabilities and Stockholders'
      Equity                                $   683,683       $   681,474